Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated October 12, 2023 in Amendment No. 5 to the Registration Statement on Form S-4 (No. 333-268343), relating to the audit of the consolidated balance sheets of Nature’s Miracle, Inc., its subsidiaries, and variable interest entities (collectively the “Company”) as of December 31, 2022, and 2021, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as “the financial statements”).

We hereby consent to the incorporation of our report dated October 12, 2023 in Amendment No. 5 to the Registration Statement on Form S-4 (No. 333-268343), relating to the audit of the balance sheets of Hydroman Inc. as of May 31, 2022 and December 31, 2021, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the five months ended May 31, 2022 and for the year ended December 31, 2021, and the related notes (collectively referred to as “the financial statements”).

We also consent to the Company’s reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing.

San Mateo, California	/s/ WWC, P.C.
December 13, 2023	WWC, P.C.
Certified Public Accountants
PCAOB ID: 1171